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                                                                EXHIBIT 99.B13


                              [WACHOVIA LETTERHEAD]


November 6, 1986





Harbor Growth Fund
One SeaGate
Toledo, Ohio  43666

Gentlemen:

The Owens-Illinois Master Retirement Trust (the "Trust") hereby subscribes for and agrees to purchase, as of the next business day following the effective date of the registration statement of Harbor Growth Fund (the "Fund"), shares of the Fund in an amount equal to the net asset value of the assets of the portfolio referred to in such registration statement. The Trust further agrees to transfer such assets to the Fund as payment for such shares.

                                   WACHOVIA BANK & TRUST CO., N.A.
                                   TRUSTEE, OWENS-ILLINOIS
                                   MASTER RETIREMENT TRUST



                                   By   /s/ Joe O. Lorg
                                        ------------------------------
                                        Vice President







In accordance with the foregoing subscription agreement, Harbor Growth Fund hereby accepts the Trust subscription for shares of the Fund and agrees to sell such shares to the Trust at net asset value.

HARBOR GROWTH FUND

By:      /s/ Betty J. Csehi
         ----------------------------------------
         Betty J. Csehi, Secretary/Treasurer